INDEPENDENT AUDITORS' CONSENT



     We consent to the incorporation by reference in this Post-Effective Amendment No. 1 to Registration Statement No. 33-00229 of Tesoro Petroleum Corporation of our report dated February 1, 1995, appearing in the Annual Report on Form 10-K of Tesoro Petroleum Corporation for the year ended December 31, 1994 and to the reference to us under the heading "Experts" in the Prospectus.




San Antonio, Texas
February 26, 1996